EXHIBIT 23.2

[Cawley, Gillespie & Associates, Inc. Letter Head]

CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.

The undersigned hereby consents to the inclusion of the information included in this Annual Report on Form 10-K with respect to the oil and gas reserves of Eagle Rock Energy Partners, L.P. as of the year ended December 31, 2010. We hereby further consent to all references to our firm included in this Annual Report on Form 10-K and to the incorporation by reference in the Registration Statements on Form S-3, No. 333-163554 and No. 333-147244, and the Registration Statement on Form S-8, No. 333-169472, of such information.

We further consent to the reference under the heading "Experts."

/s/ CAWLEY, GILLESPIE & ASSOCIATES, INC.

Fort Worth, Texas
March 11, 2011